LEASE AGREEMENT FOR COMMERCIAL PROPERTY USED AS A HOTEL WITH THE OPTION TO APPLY VAT

Under this private agreement, which is valid for all legal purposes, the Lessor company RIPA HOTEL & RESORT SPA, with registered office in Rome, Corso di Francia no 235 (Tax Code/VAT no 09838171008) represented by its Legal Representative Dr. Antonio Conte

LEASES

to the Lessee company KU HOTELS SRL with registered office in Rome, Via Luigi Gianniti no 21 (Tax Code/VAT no 10260231005) represented by its Legal Representative Ms Martina Tarroni,

the property described below:

detached building (class D/2) intended for hotel use, located in Rome, Via Degli Orti di Trastevere no 3 formed of 9 (nine) floors above ground, covering a total of approximately 17,000 m2 of covered area , registered on the land registry of the Municipality of Rome, sheet 449, parcel 204 sub 200.

Whereas

RIPA HOTEL & RESORT SPA has possession of the leased property, with all rights relating thereto, including the right to grant it as a lease by virtue of the lease agreement stipulated with the company LOCAT SPA, the actual owner, on 18 April 2008.

Now, therefore, this agreement is stipulated with the following

AGREEMENTS AND CONDITIONS

1)	The lease has a duration of nine years based on the period from 1 January - 31 December of each year and will terminate on 31 December 2017, the parties expressly agree that:

a.	For the first year the lease will start on 5 February 2009 but is expressly accepted and considered as the whole instalment.

b.	effective immediately, the Lessor expressly waives the right to terminate the agreement upon the expiry of the first nine-period, therefore this agreement shall be considered renewed for a further nine years.

c.	At the end of the renewal period, the lease shall be considered renewed for a period with the same duration as the last, and so forth, in the absence of formal termination sent to the Lessee by the Lessor via registered mail at least 18 (eighteen) months prior to its expiry.

d.	The Lessee shall not be entitled to compensation of any kind upon termination of the lease.

2)	The Lessee shall be entitled to withdraw from this agreement early by sending notice to the Lessor via registered mail at least 12 (twelve) months in advance.

3)	The property must be used exclusively for Hotel purposes, therefore, for the purposes of the provisions of arts. 34, 35, 37 and following of Law 392/78, the Lessee declares that the property shall be used for activities involving direct contact with the public.

4)	The Lessee may not sub-lease all or part of the property unit or loan it free of charge without express consent from the Lessor, under penalty of the termination of this agreement.

5)	The price for the lease is fixed at Euro 1,800,000.00 (one million eight hundred thousand/00) per annum plus VAT, to be paid in advance in monthly instalments of Euro 150,000 plus VAT each via bank transfer to the current account in the name of the Lessor and held with UNICREDITO bank, Via Stoppani branch in Rome, and identified by IBAN code IT44E0322603202000030097205.

6)	Pursuant to art.32 of Law 392/78, the parties agree that the rent will be updated annually, without any prior request by the Lessor, to the amount of 75% of the variation to the consumer price index for the families of workers and employees as assessed by ISTAT.

7)	The Lessee may not delay the payment of the rent and accessories charges in any way beyond the deadlines established by the regulations in force, and may not enforce any actions or assert any exceptions until payment has been made for the past due instalments.

8)	The premises are leased solely for use as a Hotel, and the partial or whole sublease or sale thereof is not permitted, unless written consent is given by the Lessor, and any changes to its business purpose is peremptorily forbidden.

9)	The Lessee declares to be in possession of the necessary requisites to conduct the activity indicated, and the refusal of authorisations or permits required by the laws in force for the purposes of conducting the activity would not constitute a reason for withdrawal.

10)	The Lessee exempts the Lessor from any liability for direct or indirect damages that may arise from actions or omission of third parties, and as a further guarantee the Lessee is obligated to take out an insurance policy to cover any potential damage to the leased property or to objects and people.

11)	The Lessor declares that the property complies with building and urban planning regulations.

12)	The Lessee declares to have examined the premises covered by this contract and to have found them suitable for the intended use, in good repair and free of any defects that may affect the proper conduct of activities and the health of those working in the premises, and is obligated to return them in the same state upon termination of the agreement. The Lessee may not make any addition that cannot be removed at any time without damaging the premises and any other innovation without prior written consent from the owner. The Lessee shall bear the cost of small maintenance repairs, and specifically those relating to the water, lighting, gas, health and lock systems, keys, window locks, wall and ceiling surfaces, fittings and flooring. Should the Lessee fail to take appropriate measures, the Lessor shall arrange them and pay for the charges using the deposit.

13)	The Lessee is obligated to observe and enforce the rules of civil and neighbourly behaviour among its staff.

14)	The Lessor is exempt of liability in the event of interruption to services due to circumstances beyond its control.

15)	The Lessee shall bear all ancillary charges, which may include by way of example, charges for utilities, waste, building expenses, heating, occupation of public spaces and signs.

16)	The Lessor may, by appointment, inspect the leased premises or have them inspected at any time.

17)	Non-fulfilment of one of the agreements contained in this contract on the part of the Lessee will result in its termination ipso jure.

18)	The Lessee undertakes to pay the Lessor the sum of Euro 150,000.00 (one hundred and fifty thousand/00) as a guarantee for the prompt fulfilment of all the obligations undertaken. The deposit shall be set aside as security in accordance with the laws in force and shall be returned after the leased properties have been properly delivered. Upon request by one of the parties, the deposit can be increased or decreased in proportion to the changes to the rent and must be topped up in the event of its use.

19)	This agreement is subject to VAT pursuant to Law 633/72.

The expense for this agreement shall be borne in equal parts by the contracting parties. Read, approved and signed

Rome, 24 February 2009

The Lessor	The Lessee

RIPA HOTEL & RESORT SPA	KU HOTELS SRL

(Dr Antonio Conte)	(Ms Martina Tarroni)

In accordance with arts.1341 and 1342 of the Italian Civil Code, points 1 (letters a, b, c, d), 3, 5 and 8 are specifically approved.

The Lessor	The Lessee

RIPA HOTEL & RESORT SPA	KU HOTELS SRL

(Dr Antonio Conte)	(Ms Martina Tarroni)